Contact:
Elie Sugarman
ir@bsig.com
(617) 369-7300

BrightSphere Investment Group Inc. Announces Agreement to sell Affiliate, Thompson, Siegel and Walmsley LLC

– BrightSphere and the management team of Thompson, Siegel and Walmsley LLC (“TSW”) have entered into an agreement to sell 100% of the equity interests in TSW to Pendal Group Limited (ASX: PDL)
–BrightSphere to receive $254 million in cash for its 75.1% ownership interest in TSW and its seed capital investments in TSW’s strategies
–Total expected after-tax proceeds to BrightSphere of approximately $196 million

BOSTON, MA – BrightSphere Investment Group Inc. (NYSE: BSIG) today announced that it has entered into a definitive agreement to sell its 75.1% ownership interest in Thompson, Siegel Walmsley LLC (“TSW”) to Pendal Group Limited (”Pendal") for $240 million. As part of the transaction, Pendal will additionally acquire the 24.9% ownership interest in TSW held by the TSW management team, resulting in Pendal acquiring 100% of TSW for total consideration of approximately $320 million.

In addition to acquiring BrightSphere’s equity interest in TSW, Pendal has also agreed to acquire BrightSphere’s seed capital in TSW strategies, which had a book value of approximately $14 million as of April 30, 2021. BrightSphere anticipates total after-tax proceeds from the transaction of approximately $196 million, including proceeds from the return of its seed capital.

The transaction is subject to customary regulatory approvals and closing conditions and is anticipated to close in the third quarter of 2021.

Suren Rana, BrightSphere’s President and Chief Executive Officer said, “This transaction unlocks significant value for BrightSphere’s shareholders given the valuation received in the transaction relative to our stock’s current trading levels. We expect to use the proceeds from this divestiture primarily to pay down debt and return capital to our shareholders. Our remaining business now predominately comprises Acadian, a highly diversified and differentiated manager providing best-in-class quantitative strategies and solutions to its clients.”

“We are pleased that TSW will be joining a highly reputed, global organization that is committed to supporting TSW in their continued growth. We are thankful to the TSW team for their important contributions to BrightSphere and wish them the best in their future initiatives.” Mr. Rana added.

Founded in 1969, TSW applies a value-oriented investment approach across a range of products in U.S. and international equities, fixed income and alternative investments. TSW’s singular objective is to outperform its benchmarks, net of fees, over rolling three- to five- year periods. As of March 31, 2021, TSW had $24.9 billion in assets under management, and for the year ended December 31, 2020, contributed GAAP net income attributable to controlling shareholders and Adjusted EBITDA to BrightSphere of $22.1 million and $25.2 million, respectively.1

Morgan Stanley & Co. LLC acted as financial advisor to BrightSphere on the transaction, while Ropes & Gray LLP served as legal advisor to BrightSphere.

About BrightSphere

BrightSphere is a diversified, global asset management company with approximately $141 billion2 of assets under management as of March 31, 2021. Through its world-class investment management Affiliates, BrightSphere offers sophisticated investors access to a wide array of leading quantitative and solutions-based, and alternative strategies designed to meet a range of risk and return objectives. For more information, please visit BrightSphere’s website at www.bsig.com. Information that may be important to investors will be routinely posted on our website.

Forward Looking Statements

This press release includes forward-looking statements, including those related to the after-tax proceeds from our disposition of TSW and the expected closing date of the transaction. The words or phrases “expect,” “anticipate,” “estimate,” and other similar expressions are intended to identify such forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including, but not limited to, those discussed in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2021, and subsequent SEC filings, including risks related to the disruption caused by the COVID-19 pandemic, which has and is expected to continue to materially affect our business, financial condition, results of operations and cash flows for an extended period of time, as well as those related to the expected closing of the transaction and the satisfaction of necessary closing conditions. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-
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1 See “Non-GAAP Measures” and “Reconciliation of TSW GAAP net income attributable to controlling interests to Adjusted EBITDA” at the end of this release for more information.
2 In the first quarter of 2021, BrightSphere announced the divestiture of Investment Counselors of Maryland and Landmark Partners, which are each expected to close in the second quarter of 2021. These figures give effect to these divestitures.

looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

This release contains references to Adjusted EBITDA, which is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to GAAP net income attributable to controlling interests is included below. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies.

Reconciliation of TSW GAAP net income attributable to controlling interests to Adjusted EBITDA for the year ended December 31, 2020

$ in millions

U.S. GAAP net income attributable to controlling interests	$22.1
Non-cash key employee-owned equity and profit interest revaluations	(5.1)
Depreciation and amortization	0.4
Income tax expense	7.8
Adjusted EBITDA	$25.2